Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment to Employment Agreement is dated this            day of                     , 2008, by and between                      (“Officer”) and First National Bank of Pennsylvania (“Company”) and provides as follows:
WITNESSETH
WHEREAS, the Officer and the Company are parties to that certain Employment Agreement entered into as of                      (the “Employment Agreement”); and
WHEREAS, the Company and the Officer desire to amend the Employment Agreement to incorporate the requirements of Internal Revenue Code Section 409A.
NOW, THEREFORE, in consideration of the mutual promises set forth in this Amendment and intending to be legally bound, the parties agree as follows:
1.	Recitals

The parties incorporate by reference the above recitals as if fully set forth in this section.

2.	Amendments

The Employment Agreement is amended as follows:
A.	Payments to be made under the Agreement in monthly installments shall commence with the next regular payroll period following the Officer’s termination of employment and will continue at intervals consistent with the Company’s payroll practices, subject to Paragraph B below.

B.	The commencement of any benefit payable under the Agreement as a result of the Officer’s termination of employment for any reason will be delayed for six months if necessary to comply with Code Section 409A(a)(2)(B). If such a delay is required, the benefits that otherwise would have been paid during the six-month period will be accumulated and paid in a lump sum on the first day when payments may commence under Code Section 409A.

C.	For purposes of applying the provisions of Code Section 409A and regulations issued pursuant thereto, the Officer’s right to receive amounts that are payable in installments under the terms of this Employment Agreement shall be treated as a right to a series of separate payments.

D.	The definition of “Good Reason” under the Agreement shall be interpreted in a manner consistent with Code Section 409A and will include the requirements that

(i) the Officer’s employment terminate within two years following the initial existence of the condition and (ii) the Officer shall provide notice to the Company of the existence of the condition within 90 days of the initial existence of the condition, and the Company shall have 30 days during which it may remedy the condition.
3.	Successors and Assigns.

This Amendment shall extend to and bind the parties hereto and their successors and assigns.

4.	Governing Law.

This Amendment is governed, construed, and enforced under the internal laws of the Commonwealth of Pennsylvania except with respect to its conflicts of laws principles.

5.	Captions.

The captions contained in this Amendment are inserted for convenience and reference only and in no way define, limit, or describe the scope, intent, or proper construction of this Amendment in any particular paragraph or section.

6.	Amendments.

Any modifications, amendments, alterations, or addenda to this Amendment must be in writing and signed by all parties to this Amendment.
IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their hands and seals, with authority therefore, effective as of the day and year first above written.

FIRST NATIONAL BANK OF PENNSYLVANIA

By

Robert V. New, Jr.
President and Chief Executive Officer

Officer